Exhibit 99.1

URBAN OUTFITTERS, INC.

Third Quarter Results

Philadelphia, PA – November 7, 2011

For Immediate Release	Contact:	Oona McCullough
Director of Investor Relations
(215) 454-4806

Urban Outfitters, Inc. Provides Third Quarter Sales Update

PHILADELPHIA, PA, November 7, 2011 (GLOBENEWSWIRE) — Urban Outfitters, Inc. (NASDAQ:URBN), a leading lifestyle specialty retail company operating under the Anthropologie, Free People, BHLDN, Terrain and Urban Outfitters brands today provided an update on sales for the three months ended October 31, 2011.

For the third quarter of fiscal 2012, total company net sales increased 6% over the same quarter last year to $610 million. Comparable retail segment net sales, which include the direct-to-consumer channels, decreased 3% for the quarter, while comparable store net sales decreased 7% for the quarter. Comparable retail segment net sales at Free People increased 14%, were flat at Urban Outfitters, and decreased 7% at Anthropologie. Direct-to- consumer comparable net sales increased 15% and wholesale segment net sales rose 13% for the quarter.

During the three months ended October 31, 2011, the Company opened seven new Urban Outfitters stores, four new Anthropologie stores, four new Free People stores and one BHLDN store.

The company will release earnings results for the three and nine months ended October 31, 2011 on November 14, 2011 with a conference call at 5pm EST.

Urban Outfitters, Inc. is an innovative specialty retail company which offers a variety of lifestyle merchandise to highly defined customer niches through 187 Urban Outfitters stores in the United States, Canada, and Europe, catalogs and websites; 164 Anthropologie stores in the United States, Canada and Europe, catalogs and websites; Free People wholesale, which sells its product to approximately 1,400 specialty stores and select department stores; 55 Free People stores, catalogs and website, 1 Terrain garden center and 1 BHLDN store and website as of October 31, 2011.

This news release is being made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Certain matters contained in this release may constitute forward-looking statements. When used in this release, the words “project,” “believe,” “plan,” “anticipate,” “expect” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Any one, or all, of the following factors could cause actual financial results to differ materially from those financial results mentioned in the forward-looking statements: the difficulty in predicting and responding to shifts in fashion trends, changes in the level of competitive pricing and promotional activity and other industry factors, overall economic and market conditions and the resultant impact on consumer spending patterns, lowered levels of consumer confidence and higher levels of unemployment, and continuation of lowered levels of consumer spending resulting from the continuing worldwide economic downturn, any effects of terrorist acts or war, availability of suitable retail space for expansion, timing of store openings, seasonal fluctuations in gross sales, the departure of one or more key senior managers, import risks, including potential disruptions and changes in duties, tariffs and quotas, the closing of any of our distribution centers, our ability to protect our intellectual property rights, risks associated with internet sales, response to new store concepts, potential difficulty liquidating certain marketable security investments and other risks identified in the Company’s filings with the Securities and Exchange Commission. The Company disclaims any intent or obligation to update forward-looking statements even if experience or future changes make it clear that actual results may differ materially from any projected results expressed or implied therein.

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